May 31, 2006

Golfsmith International Holdings, Inc.
11000 N. IH-35
Austin, Texas 78753-3195
Ladies and Gentlemen:
     We refer to the Registration Statement on Form S-1 (No. 333-132414) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), originally filed with the Securities and Exchange Commission (the “Commission”) by Golfsmith International Holdings, Inc., a Delaware corporation (the “Company”), on March 14, 2006, as thereafter amended or supplemented, relating to the proposed initial public offering of 6,900,000 shares (the “Shares”) of common stock (the “Common Stock”) of the Company, including 900,000 shares of Common Stock proposed to be sold pursuant to an over-allotment option granted by the Company to the several underwriters (the “Underwriters”) named in Schedule A to the Purchase Agreement (the “Purchase Agreement”) to be entered into by and among the Company and the Underwriters. Following the effectiveness of the Registration Statement, the Company intends to sell the Shares to the Underwriters pursuant to the Purchase Agreement. As used herein, the term “Shares” includes any additional shares that the Company may subsequently register under the Securities Act pursuant to a registration statement filed by the Company with the Commission pursuant to Rule 462(b) of the Commission (a “Rule 462(b) Registration Statement”). This opinion letter is rendered pursuant to Item 16 of Form S-1 and Item 601(b)(5) of the Commission’s Regulation S-K.
     We have examined the originals, or photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.

Golfsmith International Holdings, Inc.

May 31, 2006
     Based upon our examination described above, subject to the assumptions stated, it is our opinion that, subject to final action by the board of directors of the Company or a pricing committee of the board of directors approving the precise number of Shares and the price of the Shares, the Shares, upon issuance and sale by the Company as contemplated in the Registration Statement and any amendments and supplements thereto, will be duly authorized by the Company and upon delivery thereof against payment therefor as described in the Registration Statement, will be validly issued, fully paid and non-assessable.
     We do not express or purport to express any opinions with respect to laws other than the General Corporation Law of the State of Delaware.
     We consent to the filing of this opinion as an exhibit to the Registration Statement, to the incorporation by reference of this opinion letter into any Rule 462(b) Registration Statement that the Company subsequently may file with the Commission and to the reference to our firm appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,
/s/ White & Case LLP

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